Exhibit 99.1

News Release

TC PipeLines, LP to acquire 46.45 per cent interest in
Great Lakes Gas Transmission

CALGARY, Alberta – December 22, 2006 – (Nasdaq: TCLP) – TC PipeLines, LP (the Partnership) today announced plans to more than double its interstate natural gas pipeline assets with the acquisition of a 46.45 per cent interest in Great Lakes Gas Transmission Limited Partnership (Great Lakes) from El Paso Corporation.  The total purchase price is $962 million, subject to certain closing adjustments, and includes the indirect assumption of approximately $212 million of debt.

In a separate transaction, TransCanada Corporation (TransCanada) has entered into an agreement to acquire an additional 3.55 per cent interest in Great Lakes as part of its acquisition of ANR Pipeline Company. TransCanada is the General Partner and a common unitholder (13.4 per cent interest) of TC PipeLines, LP. Upon closing of this transaction, TransCanada will hold a 53.55 per cent direct interest and will become the operator of Great Lakes. (see the News Release issued today by TransCanada).

Subject to the satisfaction of certain conditions which include regulatory approvals and the simultaneous closing of TransCanada’s acquisition of ANR Pipeline Company from El Paso, the transaction is expected to close in the first quarter 2007.

The acquisition is expected to be accretive to the Partnership’s cash flow and earnings.  The Partnership has a commitment for interim financing and expects to ultimately fund the transaction through a combination of new debt and equity in a manner consistent with maintaining its strong financial position.

“Great Lakes is a well-run, high quality asset that has generated very stable cash flow. We view this significant acquisition as a great investment opportunity that will be positive for the Partnership and its unitholders,” said Russ Girling, president and chief executive officer of the general partner, TC PipeLines GP, Inc.

Great Lakes owns and operates a 2,115 mile interstate natural gas pipeline system with a design capacity of 2.5 billion cubic feet per day.  Extending from the Minnesota-Manitoba border at Emerson to the Michigan-Ontario border at St. Clair, Great Lakes provides a direct, cost-effective link between Western Canada’s abundant natural gas basin and major industrial and market centers in Minnesota, Wisconsin, Michigan and eastern Canada.

The Great Lakes investment will be the third acquisition announced in 2006, including:

•                  In December 2006, the Partnership acquired an additional 50 per cent interest in Tuscarora Gas Transmission Company, a 240-mile interstate pipeline that transports natural gas from Oregon through north-eastern California and north-western Nevada.  The Partnership now owns or controls a 99 per cent interest in Tuscarora.

•                  In April 2006, the Partnership acquired an additional 20 per cent interest in Northern Border Pipeline Company, a 1,249-mile interstate pipeline that transports natural gas from the Montana-Saskatchewan border to markets in the U.S. Midwest.  The Partnership now owns a 50 per cent interest in Northern Border.

Maps and additional information about TC PipeLines, LP, and Great Lakes are available on the Internet at www.tcpipelineslp.com

A committee of independent directors of TC Pipelines, LP reviewed the transaction and was advised by Houlihan Lokey Howard & Zukin as financial advisors and Weil, Gotshal & Manges LLP as legal counsel.

Analyst/Media Teleconference Dial-in and Webcast Information

The Partnership will hold a conference call Friday, December 22, 2006 at 2 p.m. (Eastern).  Executive officers of the General Partner will discuss today’s announcement.  Those interested in listening to the call may dial (866) 898-9626.  A replay of the conference call will also be available two hours after the call and until midnight (Eastern), Thursday, December 29, 2006, by dialing (800) 408-3053, then entering passcode 3209225.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com An audio replay of the call will be available on the website.

TC PipeLines, LP

TC PipeLines, LP is a publicly traded limited partnership.  Upon closing the Great Lakes transaction announced today, TC PipeLines, LP will have interests in more than 3,600 miles of federally regulated U.S. interstate natural gas pipelines including Northern Border Pipeline Company (50 per cent ownership), Tuscarora Gas Transmission Company (99 per cent ownership or control), and Great Lakes Gas Transmission Company (46.45 per cent ownership).  TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc., also holds common units of the Partnership. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.”

Note: All financial figures are in U.S. dollars unless noted otherwise.

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership’s current expectations include the ability to close the Great Lakes acquisition, regulatory decisions, particularly those of the Federal Energy Regulatory Commission and the Securities and

Exchange Commission, the ability of Northern Border Pipeline to recontract its available capacity at maximum rates, operational decisions of Northern Border Pipeline’s operator, the failure of a shipper on either one of the Partnership’s pipelines to perform its contractual obligations, cost of acquisitions, future demand for natural gas, overcapacity in the industry, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005 and subsequent quarterly reports on Form 10-Q.

Media Inquiries:	Jennifer Varey/Shela Shapiro	(403) 920-7859
(800) 608-7859

Unitholder & Analyst Inquiries:	Myles Dougan	(877) 290-2772
investor_relations@tcpipelineslp.com